As filed with the Securities and Exchange Commission on December 4, 2002	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTRABIOTICS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3200380
(State of Incorporation)	(I.R.S. Employer Identification No.)

1245 Terra Bella Avenue
Mountain View, CA 94043
(Address of principal executive offices)

2002 Non-Officer Equity Incentive Plan
Stock Option Agreements
(Full title of the plan)

Ernest Mario, Ph.D.
Chairman of the Board and Chief Executive Officer
IntraBiotics Pharmaceuticals, Inc.
1245 Terra Bella Avenue
Mountain View, CA 94043
(650) 526-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Berezin, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per Share	Aggregate Offering Price	Amount of
Registered	Registered	(1)	(1)	Registration Fee

Common Stock (par value $.001)	2,275,000	$0.34-$4.02	$3,668,305.92	$337.49

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon (a) the weighted average exercise price for shares subject to outstanding options granted pursuant to (i) IntraBiotics’ 2002 Non-Officer Equity Incentive Plan and (ii) certain stock option agreements and (b) the average of the high and low prices of IntraBiotics’ Common Stock on December 2, 2002 as reported on the Nasdaq Stock Market.

     The chart below details the calculations of the registration fee:

		Offering Price Per		Aggregate Offering
Securities	Number of Shares	Share		Price

Shares issuable pursuant to outstanding options under the 2002 Non-Officer Equity Incentive Plan	480,527	$1.30	(1)(a)(i)	$624,685.10
Shares issuable pursuant to the 2002 Non-Officer Equity Incentive Plan	1,119,473	$0.34	(1)(b)	$380,620.82
Shares issuable pursuant to outstanding options granted to Kathleen D. LaPorte	25,000	$2.00(1)(a)(ii)		$50,000.00
Shares issuable pursuant to outstanding options granted to Ernest Mario, Ph.D.	650,000	$4.02(1)(a)(ii)		$2,613,000.00
Proposed Maximum Offering Price				$3,668,305.92
Registration Fee				$337.49

1.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INTERESTS OF NAMED EXPERTS AND COUNSEL
INDEMNIFICATION OF DIRECTORS AND OFFICERS
UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by IntraBiotics Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (a)  The Company’s annual report on Form 10-K for the year ended December 31, 2001, filed February 15, 2002.

     (b)  The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed May 15, 2002, August 14, 2002 and November 14, 2002, respectively.

     (c)  The Company’s current reports on Form 8-K dated January 21, 2002, January 30, 2002, March 10, 2002, March 28, 2002, April 24, 2002, May 3, 2002, September 27, 2002 and November 22, 2002.

     (d)  The description of the Company’s Common Stock which is contained in the Registration Statement on Form 8-A filed March 17, 2000, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description (No. 000-29993).

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s Bylaws require the Company to indemnify its directors and executive officers, and permit the Company to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law. Under the Company’s Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law. The Company also maintains an insurance policy for its directors and executive officers insuring against certain liabilities arising in their capacities as such.

2.

EXHIBITS

Exhibit
Number

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney is contained on the signature pages.

99.1(1)	2002 Non-Officer Equity Incentive Plan

99.2(2)	Notice of Grant of Stock Options and Option Agreement by and between the Company and Kathleen D. LaPorte, dated June 17, 2002, as amended.

99.3(2)	Notice of Grant of Stock Options and Option Agreement by and between the Company and Ernest Mario, Ph.D., dated June 5, 2002, as amended.

(1)	Documents incorporated by reference from the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002, filed November 14, 2002.

(2)	Documents incorporated by reference from the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed August 14, 2002.

UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

     (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

3.

     (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 3, 2002.

INTRABIOTICS PHARMACEUTICALS, INC

By		/s/ Ernest Mario, Ph.D.

Ernest Mario, Ph.D.
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest Mario, Ph.D. and Eric H. Bjerkholt and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ernest Mario, Ph.D. Ernest Mario, Ph.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 3, 2002

/s/ Eric H. Bjerkholt Eric H. Bjerkholt	Chief Financial Officer (Principal Financial and Accounting Officer)	December 3, 2002

/s/ Henry J. Fuchs, M.D. Henry J. Fuchs, M.D.	President, Chief Operating Officer and Director	December 3, 2002

/s/ Michael F. Bigham Michael F. Bigham	Director	December 3, 2002

5.

Signature	Title	Date

/s/ Jerry T. Jackson Jerry T. Jackson	Director	December 3, 2002

/s/ Kathleen D. LaPorte Kathleen D. LaPorte	Director	December 3, 2002

/s/ Gary A. Lyons Gary A. Lyons	Director	December 3, 2002

/s/ Jack S. Remington Jack S. Remington	Director	December 3, 2002

6.

EXHIBIT INDEX

Exhibit
Number

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney is contained on the signature pages.

99.1(1)	2002 Non-Officer Equity Incentive Plan

99.2(2)	Notice of Grant of Stock Options and Option Agreement by and between the Company and Kathleen D. LaPorte, dated June 17, 2002, as amended.

99.3(2)	Notice of Grant of Stock Options and Option Agreement by and between the Company and Ernest Mario, Ph.D., dated June 5, 2002, as amended.

(1)	Documents incorporated by reference from the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002, filed November 14, 2002.

(2)	Documents incorporated by reference from the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed August 14, 2002.

7.